(n)(1)(i)

AMENDED SCHEDULE A

with respect to the

SECOND AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

for

ING VARIABLE PRODUCTS TRUST

Portfolios	Adviser Class	Class S	Class S2	Class I

ING International Value Portfolio	X	X	N/A	X
ING MidCap Opportunities Portfolio	X	X	X	X
ING SmallCap Opportunities Portfolio	X	X	X	X